Exhibit 10.16.7

JANUS LONG TERM INCENTIVE AWARD (“LTI”) ACCEPTANCE FORM

Richard M. Weil

8 Polo Club Lane

Denver, CO 80209

The Company grants to Richard M. Weil (“you” or “Grantee”), effective as of December 31, 2013 (the “Grant Date”), a Performance Stock Unit Award (the “LTI Award”) as described below, subject to the terms and conditions set forth in this LTI Acceptance Form, the attached Company Plan and the attached Appendices A and B.

Performance Stock Unit Award — see Appendix A for additional terms

Number of Stock Units Granted	89,933

a.                                      Pursuant to the terms of the LTI Award, you shall be eligible to vest in a number of stock units, if any, based on the achievement of the performance criteria set forth below (the “Performance Criteria”), provided that you have not experienced a Termination of Affiliation prior to December 31, 2016 (the “Vesting Date”).  Any portion of the LTI Award that does not vest because the applicable Performance Criteria have not been satisfied as of the Vesting Date shall be terminated, cancelled and forfeited.

i.                  If, between the Grant Date and the Vesting Date (the “Performance Period”), the Company’s Operating Income Margin, as set forth below, is less than or equal to 27%, then none of the LTI Award will vest.

ii.               If the Company’s Operating Income Margin during the Performance Period is equal to 31%, then 100% of the LTI Award will vest.

iii.            If the Company’s Operating Income Margin during the Performance Period is greater than or equal to 35%, then 200% of the LTI Award will vest.

iv.           If the Company’s Operating Income Margin during the Performance Period is greater than 27% and less than 35%, the Grantee shall vest in a number of Stock Units that is the mathematical linear interpolation between the number of Stock Units which would vest at the defined ends of the applicable spectrum.

v.              For the purposes of this LTI Award, the Company’s Operating Income Margin shall mean Total Operating Income divided by Total Revenue for 2014, 2015 and 2016 (each as reflected on the “Consolidated Statements of Comprehensive Income” in each year’s Janus Capital Group Inc. audited financial statements).  Appendix B provides an example of calculating Company’s Operating Income Margin.

b.                                      Notwithstanding the provisions of (a) above, if you have a Termination of Affiliation with the Company due to death or Disability, the LTI Award shall vest based on applicable performance through the date of the Company’s latest quarterly financial statements (e.g., Janus Capital Group Inc.’s Quarterly Form 10-Q or Annual Form 10-K) prior to the Termination of Affiliation.  Except as provided in the preceding sentence, in the event that you have a Termination of Affiliation, any portion of the LTI

Award that is unvested, and any of your rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

c.                                       Notwithstanding anything to the contrary in the Company Plan, following a Change of Control, the Performance Criteria shall be measured based on applicable performance through the date of the Company’s latest quarterly financial statements (e.g., Janus Capital Group Inc.’s Quarterly Form 10-Q or Annual Form 10-K) prior to the Change of Control.  The portion of the LTI Award that is earned based upon such measurement will convert into a time-based award that will vest in full on December 31, 2016 (the “Resulting Award”), subject to Section 4(b) of Appendix A.  Any portion of the LTI Award that is not converted into the Resulting Award, and any of your related rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Change of Control.  Notwithstanding the foregoing, in the event of a termination of your employment or service by the Company without Cause or by you for Good Reason, or due to death or Disability, in each case following a Change of Control and prior to December 31, 2016, the Resulting Award shall vest in full on the date of such termination.

d.                                      In accordance with the Company Plan, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the LTI Award or waive any or all of the terms and conditions applicable to this LTI Acceptance Form or the attached Appendix. This LTI Acceptance Form and the attached Appendix A do not supersede, or otherwise amend or affect any other LTI awards, agreements, rights or restrictions that may exist between the parties.

e.                                       Capitalized terms used but not defined in this LTI Acceptance Form have the meaning specified in the Company Plan and/or in the attached Appendix A.

By executing this LTI Acceptance Form, you indicate your acceptance of the LTI Award set forth above and agree to be bound by the terms, conditions and provisions set forth in the LTI Acceptance Form, the attached Appendix A and the Company Plan, all of which are incorporated by reference herein and are an integral part of this LTI Acceptance Form.  Please sign and return this LTI Acceptance Form to the Assistant Corporate Secretary’s Office in the envelope provided within sixty (60) days after the Company’s mailing of this LTI Acceptance Form to you.  In the event you fail to return the executed original within sixty (60) days, the Company reserves the right to terminate and forfeit the LTI Award (including any rights provided for in this LTI Acceptance Form and the attached Appendix A), or to suspend or forfeit all or any vesting event(s) arising from the LTI Award.  This LTI Acceptance Form may be executed in counterparts, which together shall constitute one and the same original.  This LTI Acceptance Form may be executed by the exchange of facsimile signature pages, provided that by doing so the Participant agrees to provide an original signature as soon thereafter as possible.

ACCEPTED AND AGREED TO AS OF THE GRANT DATE:

PARTICIPANT:

Richard M. Weil

JANUS CAPITAL GROUP INC.

By:
	By:	David W. Grawemeyer
	Title:	Executive Vice President, General Counsel and Secretary

APPENDIX A — TERMS OF PERFORMANCE STOCK UNIT AWARD

1.                                      Grant of Performance Stock Unit Award.

Subject to the provisions of this Appendix, the LTI Acceptance Form and the Company’s 2010 Long Term Incentive Stock Plan, as may be amended from time to time (the “Company Plan”), the Company hereby grants to the Grantee the number of performance stock units (the “Stock Units”) identified under the Performance Stock Unit Award section of the attached LTI Acceptance Form, representing the same number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”).

2.                                      No Right to Continued Employment.

Nothing in this Appendix or the Company Plan shall confer upon Grantee any right to continue providing services to, or be in the employ of, the Company or any Subsidiary or interfere in any way with the right of the Company any Subsidiary to terminate Grantee’s association or employment at any time.

3.                                      Unfair Interference.

During Grantee’s employment with the Company or any Subsidiary and during the twelve months after Termination of Affiliation, Grantee shall not:  (i)  knowingly and directly solicit, hire or attempt to hire, or assist another in soliciting, hiring or attempting to hire, on behalf of any Competitive Business, any person who is an employee or contractor of the Company or any Subsidiary; or (ii) knowingly and directly divert, attempt to divert, solicit, or assist another in diverting, attempting to divert or soliciting, the customer business of any Protected Client on behalf of a Competitive Business.  For purposes of this section, “Competitive Business” means any business that provides investment advisory or investment management services or related services; and “Protected Client” shall mean any person or entity to whom the Company or any Subsidiary provided investment advisory or investment management services at any point during the six months preceding Grantee’s Termination of Affiliation.

4.                                      Change of Control.

(a)  For purposes of this Appendix and the LTI Acceptance Form, “Good Reason” shall have the meaning assigned to such term in Grantee’s individual employment, change in control or severance agreement (if any).  If Grantee is not a party to an agreement in which Good Reason is defined, Good Reason shall mean the occurrence of any of the events or conditions described below which are not cured by the Company within thirty (30) days after the Company has received written notice from Grantee (which notice must be provided by Grantee within ninety (90) days of the initial existence of the event or condition constituting Good Reason):

(i)                   a material adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or to other changes in the identity, nature or structure of the Company; and provided, that a change in Grantee’s title or reporting relationships shall not of itself constitute Good Reason (unless such change results in a material adverse alteration as described above);

(ii)                any material reduction in Grantee’s base salary except for any across-the-board reduction similarly affecting similarly-situated employees of the Company; or

(iii)             the relocation of Grantee’s principal place of employment to a location more than 40 miles from Grantee’s principal place of employment immediately prior to the Change of Control, provided that such relocation results in a material negative change to Grantee’s employment.

(b)  Notwithstanding subsection (c) of the LTI Acceptance Form, in the event of a Change of Control of the Company, the Company may, in its sole discretion, cancel Grantee’s Resulting Award in exchange for a payment in cash in an amount equal to (x) the consideration paid per Share in the Change of Control multiplied by (y) the number of Shares subject to Grantee’s Resulting Award.

5.                                      Clawback.

Notwithstanding anything to the contrary contained in this Agreement, and subject to then-applicable U.S. Securities and Exchange Commission, New York Stock Exchange and/or other regulatory requirements related to clawback or compensation reimbursement rules, if Grantee is found by a court of competent jurisdiction (in a final judgment that is either not appealed or is non-appealable) or by any relevant regulator to have knowingly committed fraud against the Company or any of its Affiliates, or if Grantee is found to have actively participated in, knowingly concealed or covered up, or knowingly failed to identify a material misstatement in the Company’s financial statements, the Grantee’s LTI award granted in the three calendar years prior to such judgment or regulatory determination, whether vested or unvested, shall be immediately forfeited and cancelled, and Grantee shall promptly return and repay to the Company, in respect of any Company shares, stock options or mutual fund units previously transferred to Grantee pursuant to such LTI award agreements, an amount equal to the lesser of: (i) the fair market value of such shares, stock options (based on the intrinsic value of such stock options) or mutual fund units on the date of vesting, and (ii) the fair market value of such shares, stock options (based on the intrinsic value of such stock options) or mutual fund units on the date on which such repayment obligation arises, in each case, regardless of whether the Grantee previously sold or otherwise disposed of such shares.

6.                                      Issuance of Shares.

Subject to Section 12 (pertaining to the withholding of taxes) and Section 20 (pertaining to Section 409A of the Code), as soon as practicable after each vesting event under Subsections (a), (b)

and (c) of the LTI Acceptance Form, but in no case later than 70 days following the date on which an award becomes vested (provided that it has been determined that the applicable Performance Criteria have been achieved and there has been no prior forfeiture of the Stock Units pursuant to the terms of this Appendix or the Company Plan), the Company shall issue (or cause to be delivered) to the Grantee one or more stock certificates or otherwise transfer shares with respect to the Stock Units vesting (or shall take other appropriate steps to reflect the Grantee’s ownership of all or a portion of the vested Stock Units that are subject to this Appendix).  Following the settlement of the vested Stock Units in Common Stock pursuant to this Section 6, Grantee may not sell, assign, transfer or otherwise dispose of any of the “net shares” (as defined below) of Common Stock transferred to Grantee upon settlement of such vested Stock Units until the first anniversary of the date on which the Stock Units vested.  Grantee may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.  For purposes of this Section 6 only, the term “net shares” shall mean the net number of shares of Common Stock transferred to Grantee upon settlement of the vested Stock Units after subtracting such shares of Common Stock withheld by the Company, if any, in payment of tax withholding obligations applicable to such settlement.

7.                                      Nontransferability of the Stock Units.

No Stock Units shall be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge or otherwise.

8.                                      Rights as a Stockholder.

Except as otherwise specifically provided in this Appendix, the Grantee shall have no rights as a stockholder solely as a result of the grant of the Stock Units and shall have no right to cash or stock dividends or to be credited with Dividend Equivalents on his or her Stock Units to the extent dividends are paid on Company Common Stock, unless and until the Grantee has become the holder of record of shares of Common Stock following payment in Common Stock upon the vesting of Stock Units.

9.                                      Adjustment in the Event of Change in Stock.

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Common Stock or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Company Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of shares or Stock Units, or, if deemed appropriate, make provision for a cash payment to the Grantee or the substitution of other property for Stock Units; provided, that the number of Stock Units shall always be a whole number.

10.                               Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Grantee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

11.                               Other Restrictions.

Notwithstanding any other provision of the Company Plan or this Appendix, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the Stock Units, unless (a) there is in effect with respect to the shares of Common Stock received as payment for the Stock Units a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Stock Units, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

12.                               Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Grantee for tax withholding purposes with respect to any Stock Units or underlying shares of Common Stock, the Grantee shall pay all taxes that are required by applicable laws and regulations, if any, to be withheld by either:  (i) participating in the Company’s Share Withholding Program to have shares withheld by the Company or its agent (provided that it will not result in adverse accounting consequences to the Company), or (ii) making other payment arrangements satisfactory to the Company.  For the avoidance of doubt, the shares are subject to income tax at the time of the issuance of the shares. The obligations of the Company under this Appendix shall be conditioned on compliance by the Grantee with this Section 12.  It is intended that the foregoing provisions of this Section 12 shall normally govern the payment of withholding taxes (if required); however, if the required withholding is not accomplished under the preceding provisions of this Section 12, the Grantee agrees that the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee, including compensation or the delivery of the Stock Units or underlying shares of Common Stock that gives rise to the withholding requirement.

13.                               Notices.

Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary.  Any notice to be given to the Grantee shall be addressed to Grantee at the address listed in the Company’s records.  By a notice given pursuant to this section, either party may designate a different address for notices.  Any notice shall have been deemed given (i) when actually delivered to the Company, or (ii) if to the Grantee, when actually delivered; when deposited in the U.S. Mail, postage prepaid and properly addressed to the Grantee; or when delivered by overnight courier.

14.                               Binding Effect.

Except as otherwise provided hereunder, this Appendix shall be binding upon and shall inure to the benefit of the heirs, executors or successors of the parties to this Appendix.

15.                               Laws Applicable to Construction.

The interpretation, performance and enforcement of this Appendix shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Appendix, the Stock Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

16.                               Severability.

The invalidity or enforceability of any provision of this Appendix shall not affect the validity or enforceability of any other provision of this Appendix.

17.                               Conflicts and Interpretation.

In the event of any conflict between this Appendix and the Company Plan, the Company Plan shall control.  In the event of any ambiguity in this Appendix, or any matters as to which this Appendix is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

18.                               Amendment.

Except as otherwise provided for in this Appendix, this Appendix may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee.  The waiver by either party of compliance with any provision of this Appendix shall not operate or be construed as a waiver of any other provision of this Appendix, or of any subsequent breach by such party of a provision of this Appendix.  Notwithstanding anything to the contrary contained in the Company Plan or in this Appendix, to the extent that the Company determines that the

Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Stock Units in order to cause the Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

19.                               Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Appendix.

20.                               Section 409A; Six-Month Delay.

The intent of the parties is that payments and benefits under this Appendix comply with Section 409A and, accordingly, to the maximum extent permitted this Appendix shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, a Grantee shall not be considered to have terminated employment with the Company for purposes of this Appendix unless the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of 409A.  Each amount to be paid or benefit to be provided under this Appendix shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Appendix that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Appendix during the six-month period immediately following Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier).

APPENDIX B — COMPANY’S OPERATING INCOME MARGIN CALCULATION

The following sample calculation of Company’s Operating Income Margin is for illustrative purposes only.

	2014		2015		2016		Total
Total Revenues	$950	+	$1000	+	$1,100	=	$3,050	(b)
Total Operating Income	$270	+	$310	+	$365	=	$945	(a)
3 Year Operating Income Margin							31.0%
							(a) ÷ (b)